WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



ACCEPTANCE OF RESIDENT AGENT


The undersigned, Shawn F. Hackman, Esq., 3360 West Sahara Avenue, Suite 200,
Las Vegas, Nevada 89102, hereby accepts appointment as the resident agent for Kesser, Inc., effective this date.

Dated on the March 31, 2000.

By:/s/
   Shawn F. Hackman, Esq.

